Exhibit 99.1

Mirum Pharmaceuticals Appoints Veteran Biotechnology Executive Carol L. Brosgart, M.D. to Board of Directors

FOSTER CITY, Calif. – June 7, 2021 - Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today announced the appointment of Carol L. Brosgart, M.D., clinical professor of medicine, biostatistics and epidemiology, University of California, San Francisco, as an independent director to its Board of Directors. Dr. Brosgart currently serves as an industry consultant and scientific advisor, and as an independent director for several public and privately held biotechnology companies.

“Dr. Brosgart is a visionary leader in development, advocacy and policy for advancing life-changing medicines,” said Chris Peetz, president and chief executive officer at Mirum. “We are thrilled to welcome Carol to our board at this exciting time as we prepare for the potential launch of maralixibat and continue to advance our pipeline of transformative new therapies.”

Dr. Brosgart brings extensive clinical, public policy, advocacy and corporate experience to Mirum having held senior management, board and advisory positions in a number of settings. In addition to various advisory roles, Dr. Brosgart serves as an independent director on the boards of both public and privately held biotechnology companies (Galmed, Abivax, Enochian, and Intrivo Diagnostics) and previously served on the boards of Tobira and Juvaris, until their acquisitions. Dr. Brosgart’s senior management experience in biotechnology and healthcare included Chief Medical Officer roles at Alios BioPharma and UCSF Benioff Children’s Hospital and Research Center and Vice President, Public Health and Policy at Gilead where she was responsible for the clinical development and approval of two antiviral therapies: Viread® for the treatment of HIV, and Hepsera® for the treatment of chronic hepatitis B. Prior to Gilead, Dr. Brosgart worked for more than 20 years in public health, clinical care, research, and teaching. Dr. Brosgart also serves in public policy through advocacy, advisory and board roles for numerous organizations and foundations, including the American Liver Foundation, the Hepatitis B Foundation, the San Francisco AIDS Foundation and Forum for Collaborative Research.

Trained as a pediatrician and in public health and preventive medicine, she was among the first physicians in the United States to recognize and treat patients with HIV/AIDS. Dr. Brosgart was the founding Medical Director of the East Bay AIDS Center at Alta Bates Medical Center in Berkeley, California. She led NIH clinical trials as a member of the Community Programs for Clinical Research on AIDS (CPCRA), chaired the CPCRA Scientific Advisory Committee, and contributed to HIV antiretroviral drug development, and to the development of prophylactic and treatment agents for opportunistic and malignant complications of HIV/AIDS.

“I am thrilled to join Mirum at such a pivotal stage as it approaches the potential launch of maralixibat in Alagille syndrome,” said Carol L. Brosgart, M.D. “Mirum’s team, combined with its impressive pipeline, has tremendous potential to make a meaningful impact on the lives of patients and their families living with rare liver diseases.”

About Mirum Pharmaceuticals, Inc.

Mirum Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a late-stage pipeline of novel therapies for debilitating liver diseases. Mirum’s lead product candidate, maralixibat, is an investigational oral drug in development for Alagille syndrome (ALGS), progressive familial intrahepatic cholestasis (PFIC), and biliary atresia. Mirum has submitted an NDA for maralixibat in the treatment of cholestatic pruritus in patients with ALGS. The NDA has been accepted for priority review by the FDA with a PDUFA action date of September 29, 2021. Additionally, Mirum’s marketing authorization application for the treatment of pediatric patients with PFIC2 has been accepted for review (validated) by the European Medicines Agency. Mirum is also developing volixibat, also an oral ASBT-inhibitor, in primary sclerosing cholangitis, intrahepatic cholestasis of pregnancy, and primary biliary cholangitis. For more information, visit MirumPharma.com.

To augment its pipeline in cholestatic liver disease, Mirum has acquired the exclusive option to develop and commercialize gene therapy programs VTX-803 and VTX-802 for PFIC3 and PFIC2, respectively, from Vivet Therapeutics SAS, following preclinical evaluation and investigational new drug-enabling studies.

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the regulatory approval pathway for maralixibat. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “will,” “could,” “would,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, the impact of the COVID-19 pandemic, and the other risks described in Mirum’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum Contacts:

Media:

Erin Murphy

media@mirumpharma.com

Investors:

Ian Clements, Ph.D.

ir@mirumpharma.com